Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski

Chief Financial Officer

612/617-8571

Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FISCAL 2010 FIRST QUARTER RESULTS

•	Sales increase by 17.6%
•	Net income increases to $6.1 million
•	Earnings per share increases by 22.9%

Minneapolis, MN, July 30, 2009 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for its fiscal 2010 first quarter ended June 30, 2009. Sales for the period of $73.6 million represented an increase of 17.6% over $62.6 million in sales for last year’s first quarter. Net income for the first quarter of fiscal 2010 was $6.1 million, or $0.59 per share, fully diluted, compared to net income for the same period of fiscal 2009 of $4.9 million, or $0.48 per share, fully diluted.

Operating income for the quarter ended June 30, 2009 was positively impacted by LIFO inventory adjustments of $2.8 million (approximately $1.8 million, or $0.17 per share, after tax) primarily resulting from decreasing inventory costs. For the quarter ended June 30, 2008, income from operations was negatively impacted by LIFO inventory adjustments of $1.7 million (approximately $1.0 million, or $0.10 per share, after tax) resulting from rising inventory costs and, to a lesser extent, increased inventory levels.

Chief Executive Officer, John R. Hawkins, commented, “We continue to experience unprecedented market conditions as we move into fiscal 2010. While we saw certain commodities increase in price dramatically during fiscal 2009, we have seen some of those same products significantly decline in price beginning in late fiscal 2009 and into fiscal 2010. The current economic environment combined with the lower market prices is putting pressure on our margins as we sell through our higher cost inventory. Despite our positive results this past quarter, we still expect our fiscal 2010 business and gross profit realized to return to levels more in line with our historical results prior to fiscal 2009.” Hawkins added, “We are excited about the additional opportunities our Industrial Group’s new food ingredients manufacturing facility in Centralia, Illinois, and new bulk pharmaceutical chemicals facility and our new Water Treatment branch in Centralia provide to our customers as each of these sites are now operational. The Hawkins team remains committed to be the specialty chemical supplier of choice for our customers.”

For the quarter ended June 30, 2009, Industrial segment sales were $49.7 million, an increase of 20.7% over last years’ first quarter sales of $41.2 million. Water Treatment segment sales for the quarter ended June 30, 2009 were $23.9 million, an 11.8% increase over last year’s first quarter sales of $21.3 million. These changes were driven largely by increases in selling prices related to higher material costs along existing product lines as compared to a year ago, and to a lesser extent, by an increase in sales of higher value manufactured and specialty chemical products.

Gross profit for the quarter ended June 30, 2009 was $15.9 million, or 21.5% of sales, compared to $13.4 million, or 21.5% of sales, for the same period in the prior fiscal year. Gross profit for the Industrial segment was $8.4 million, or 17.0% of sales, for the quarter ended June 30, 2009, as compared to $7.1 million, or 17.3% of sales, for the same period in the prior year. Excluding LIFO adjustments, the Industrial segment’s gross profit decreased as a result of decreased chemical commodity prices combined with the sale of inventory previously purchased at a higher cost. These decreases were partially offset by higher volumes in value added manufactured and specialty chemical products.

Gross profit for the Water Treatment segment was $7.4 million, or 31.1% of sales, for the three months ended June 30, 2009, as compared to $6.3 million, or 29.6% of sales, for the same period in the prior fiscal year. Excluding LIFO adjustments, the Water Treatment segment’s gross profit increased while the gross profit margin as a percentage of sales decreased. The increase in gross profit was primarily driven by increased demand for specialty chemicals and favorable weather conditions in the quarter as compared to the same period last year. The decrease in gross margin as a percent of sales was due to the sale of higher cost inventory.

Selling, general, and administrative expenses increased $322,000, or 5.3%, for the three months ended June 30, 2009 as compared to the same period in the prior fiscal year. The increase was primarily a result of additional sales staff to support our Industrial and Water Treatment segments.

The Company’s Board of Directors is scheduled to meet on August 5, 2009 to discuss the declaration of a dividend. Any dividend declared would be announced after that meeting.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 20 facilities in 11 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, the inability of our suppliers to provide us with sufficient quantities of key raw materials at contracted prices and delivery dates, cyclical downturns in our customers’ industries, competition from other chemical companies, seasonality and weather conditions that may affect customer demand and river and rail transportation, the hazards of chemical manufacturing, natural disasters, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks or natural disasters. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 29, 2009, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

In thousands, except share and per share data

(unaudited)

	Three Months Ended
	June 30, 2009	June 30, 2008

Sales	$73,586	$62,554

Cost of sales	(57,730)	(49,113)

Gross profit	15,856	13,441

Selling, general and administrative expenses	(6,355)	(6,033)

Operating income	9,501	7,408

Investment income	9	141

Income from continuing operations before income taxes	9,510	7,549

Provision for income taxes	(3,566)	(2,808)

Income from continuing operations	5,944	4,741

Income from discontinued operations, net of tax	109	135

Net income	$6,053	$4,876

Weighted average number of shares outstanding - basic	10,246,458	10,239,458

Weighted average number of shares outstanding - diluted	10,265,357	10,251,111

Basic and diluted earnings per share:
Earnings per share from continuing operations	$0.58	$0.46
Earnings per share from discontinued operations	0.01	0.02
Earnings per share	$0.59	$0.48

Cash dividends declared per common share	$—	$—

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